Exhibit 10.26
SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS
This Settlement Agreement and Mutual Release of Claims (“Settlement Agreement”) is made as of March 18, 2008, by and between Jeffrey Fink (“Fink”), on the one hand, and Image Entertainment, Inc. (“Image”), on the other hand. Fink and Image sometimes collectively will be referred to as the “Parties.”
This Settlement Agreement is based upon the following facts:
RECITALS
A. On or about January 22, 2007, Image and Fink entered into an Employment Agreement pursuant to which Image hired Fink as its Chief Marketing Officer (the “Employment Agreement”).
B. Fink worked for Image from on or about January 22, 2007, through June 28, 2007 (the “Employment”), when Image terminated Fink (the “Termination”).
C. Image and Fink dispute whether Image’s termination of Fink was “for cause” within the meaning of the Employment Agreement.
D. Fink contends that Image owes him additional monies under and pursuant to the terms of the Employment Agreement which claims are the subject of a Petition for Binding Arbitration filed by Fink with Alternative Dispute Resolution Services, entitled Jeffrey Fink v. Image Entertainment, ADRS Case No. 07-5613-JZ (the “Arbitration”). Image has responded to the Petition and denied all material claims set forth therein.
E. It is the desire of the Parties hereto to settle all claims which exist between them arising out of the Employment Agreement, the Employment, the Termination, the Arbitration and any other matter.

NOW, THEREFORE in consideration of the mutual promises and conditions contained herein, and for valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Settlement. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, Respondents will pay Fink the total amount of Three Hundred and Thirty Five Thousand Dollars ($335,000.00) (hereinafter, the “Settlement Payment”) provided that Fink does not exercise his right to revoke described in Paragraph 22 of this Agreement. This Agreement will not be deemed effective until the revocation period described in Paragraph 22 has expired. The Settlement Payment is the full and final settlement of all matters (whether known or not known to, or capable of being known by Fink) alleged in the Action, including those matters arising out of Fink’s employment with Image, and termination of his employment. The Settlement Payment will be allocated as follows: (a) Two Hundred Seventy Five Thousand Dollars ($275,000) of the settlement shall be for wages, payable to Jeffrey Fink; (b) Sixty Thousand Dollars ($60,000) payable as attorneys fees and costs, payable to Jeffrey Fink. Appropriate IRS Forms 1099 will be issued for the payment of attorneys fees in the amount of Sixty Thousand Dollars ($60,000) and Image will make all appropriate state and federal withholdings and deductions from the Two Hundred Seventy Five Thousand Dollars ($275,000) allocated as wages.
The Settlement Payment checks will be given to Fink’s counsel immediately after the revocation period described in Paragraph 22 expires and on the condition that Fink does not revoke the Agreement within seven (7) days following receipt by defense counsel of this Agreement executed by Fink and his counsel.

Fink represents, warrants and acknowledges that Image does not owe any wages, commissions, bonuses, sick pay, personal leave pay, severance pay, notice pay, vacation pay, or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
2. Dismissal of Arbitration. As soon as the settlement checks clear the issuing bank, Fink shall withdraw his Petition for Arbitration, dismissing with prejudice the Action.
3. Mutual Release. Except for the obligations imposed by this Settlement Agreement, Fink, on behalf of himself, his employees, agents, authorized representatives, and assigns, hereby releases Image, its predecessors-in-interest, successors-in-interest, officers, directors, shareholders, employees, agents, authorized representatives, attorneys and assigns from any and all claims and demands which he has against them of any kind whatsoever, whether known or unknown, which he asserted or could have asserted, including but not limited to those claims arising out of or relating to the Employment Agreement, the Employment, the Termination, the Arbitration, any claims which could have been raised therein or in connection therewith..
Except for the obligations imposed by this Settlement Agreement, Image, on behalf of itself and its predecessors-in-interest, successors-in-interest, officers, directors, shareholders, employees, agents, authorized representatives, and assigns, hereby releases Fink, and his spouse, employees, agents, authorized representatives, attorneys and assigns from any and all claims and demands which it has against them arising out of or relating to the Employment Agreement, the Employment, the Termination, the Arbitration, any claims which could have been raised therein or in connection therewith, and any other matter whatsoever, whether liquidated or contingent, certain or uncertain, known or unknown.

It is the intention of the Parties hereto in executing this instrument that it shall be effective as a full and final accord, satisfaction and release of all matters. The Parties acknowledge that they are aware that they might hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this instrument, but that it is their intention hereby, fully, finally and forever to settle and release each other from any and all disputes and differences, known and unknown, suspected and unsuspected, which do now exist, may exist, or heretofore have existed between the Parties, and that in furtherance of such intention, the releases herein given shall be and remain in effect as full and complete general releases, notwithstanding the discovery or existence of any such additional or different facts.
The Parties each acknowledge that he/it is familiar with the terms of California Civil Code Section 1542, which reads:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

All Parties hereto, and each of them, hereby waive the provisions of Section 1542 and release and relinquish any rights they may have under that section or any similar law and the application of said Section or law to any future disputes with respect to the Released Matters. All Parties acknowledge that before executing this waiver they were fully advised by legal counsel about the effects of waiving the provisions of, and their rights under, Civil Code Section 1542.
4. No Other Filings. Fink represents and agrees that he has not filed any lawsuits or arbitrations against Respondents, or filed or caused to be filed any charges, complaints or other proceedings against Respondents with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization, other than the complaints referenced in the Recitals to this Agreement. Pursuant to and as a part of Fink’s release and discharge of Respondents, as set forth herein, Fink agrees, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance, demand for arbitration, or other proceedings against Respondents in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Respondents, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, Fink expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action except for statutory required witness fees.

5. Non Disparagement. Fink, on the one hand, and Image on the other hand, on behalf of himself/itself and their respective shareholders, officers and directors, employees, agents, and authorized representatives, each agree that he/it will not make, or cause to be made, any remarks which are disparaging of any other party to this Agreement. Should a prospective employer contact Image regarding Fink, Image shall refer all calls to a designated HR representative, who shall state they only can provide Fink’s dates of employment and last position held, and shall provide the same.
6. Confidentiality. It is understood and agreed by the Parties hereto that no publicity shall be released in connection with this Settlement Agreement and that the terms and conditions of this Settlement Agreement shall not be disclosed by the Parties or their attorneys to anyone other than their agents or employees, accountants or bookkeepers whose knowledge of the Settlement Agreement is necessary to effect the terms of the Settlement Agreement and/or any tax ramifications flowing therefrom. Each party is responsible for any breach of this confidentiality provision by its agents, employees, accountants or bookkeepers. This confidentiality provision is a material term of the Settlement Agreement.
Nothing contained herein shall preclude any party from disclosing the terms of this Settlement Agreement to any bona fide financial institution, government taxing authority and/or other government entity pursuant to the terms of a subpoena or like document issued in any civil, criminal, administrative, or quasi-judicial proceeding. Nothing contained herein shall preclude Image from disclosing the terms of this Settlement Agreement in a Form 8-K filing with the United States Securities & Exchange Commission, to the extent necessary to comply with federal law. Other than as indicated herein, if either party is asked concerning the status of this case by persons previously aware of its existence, the only permissible response is that “it settled subject to a confidentiality provision.”

7. Non-Admission of Liability. This Settlement Agreement is executed solely for the purpose of terminating and preventing further claims, complaints, and/or litigation, and does not constitute an admission or acknowledgment by any party hereto of any wrong-doing on his/its part.
8. Non-Assignment. Each party hereto represents that he/it has not assigned, transferred or purported to assign or transfer to any person, firm, partnership, or association, any of the claims released hereunder. Each party hereto agrees to indemnify and hold harmless each other party against any claim, demand, liability, costs, expenses, rights of action or causes of action based on, arising out of, or in connection with any such transfer or assignment or purported transfer or assignment.
9. Enforceability of this Agreement. Except as otherwise set forth herein, this Agreement shall be enforceable pursuant to the provisions of California Code of Civil Procedure § 664.6 and any party hereto may apply to a Court of appropriate jurisdiction within the County of Los Angeles for an appropriate order or judgment pursuant to the terms hereof.
10. Binding Effect. All of the covenants, agreements, conditions and terms contained in this Settlement Agreement shall be binding upon, apply and inure to the benefit of the successors and assigns of the respective Parties hereto.
11. Future Assurances. Each of the Parties shall, upon request of any other party, execute and deliver such additional documents as may be necessary or convenient for the purpose of evidencing or perfecting any rights or interests arising under this Settlement Agreement.

12. Integration. This Settlement Agreement constitutes a final and complete statement of the agreement between the Parties, and fully supersedes all prior agreements, representations or negotiations, written or oral.
13. Legal Proceedings. In the event any legal proceeding is commenced for the purpose of interpreting or enforcing any provision of this Settlement Agreement, the prevailing party in such proceeding shall be entitled to recover a reasonable attorneys’ fee in such proceeding, or any appeal thereof, in addition to the costs and disbursements allowed by law.
14. Authority. Image warrants and represents that the person executing this document on its behalf is fully authorized to do so.
15. Counterparts and Facsimile. This Settlement Agreement may be signed in counterparts. The parties further contemplate that this Settlement Agreement may be signed and transmitted via facsimile. A signature received via facsimile shall be deemed to be an original signature for all intents and purposes.
16. California Law. This Settlement Agreement is executed in the State of California, and shall be governed by California law. Any suit commenced in connection with this Agreement shall be filed in a Court of competent jurisdiction in Los Angeles County, California.
17. No Modification. This Settlement Agreement may not be modified except by an agreement in writing duly executed by the Parties hereto.

18. Representation. The Parties hereto represent and acknowledge that they have had the opportunity to confer with counsel of their own selection with respect to the subject matter hereof. This Settlement Agreement is entered into voluntarily by the Parties hereto. Moreover, this Agreement shall be deemed to have been drafted equally by all parties hereto and shall not be construed against either party as a result of the drafting hereof.
19. Severability. Each provision of this Settlement Agreement is separate, distinct, and severable from the others. If any provision is held unenforceable, but the balance of the Agreement nonetheless fulfills the primary intent of the parties hereto in settling this matter, then the rest of the Settlement Agreement shall be enforced to the greatest extent possible.
20. Number and Gender. Headings are used herein for convenience only and shall have no force or effect in the interpretation or construction of this Settlement Agreement. As used in this Settlement Agreement, the singular shall include the plural, and the masculine shall include the feminine and neutral gender.
21. Costs. Except as otherwise set forth herein, and in particular as set forth in paragraph 1, each party hereto shall bear his/its own costs and attorneys’ fees relating to the Action, this Settlement Agreement and the subject matter hereof.

22. Age Discrimination In Employment Act. Fink understands and agrees that the release of claims contained in this Agreement, includes any and all claims under the Age Discrimination In Employment Act (“ADEA”), as amended, 29 U.S.C. Section 621, et seq. Fink represents that he has been given a period of twenty-one (21) days within which to consider this Agreement and the release of those claims, and the opportunity to consult with his counsel regarding the release of those claims. Fink further understands that pursuant to the ADEA he may revoke this Agreement within seven (7) days of the execution of this Agreement by notifying counsel for Respondents of the revocation at the following address and telephone number: James A. Goodman, Esq., Epstein Becker & Green, 1925 Century Park East, Suite 500, Los Angeles, California 90067-2501, (310) 556-8861. Fink understands that any obligation on the part of Respondents will not become effective until the expiration of the revocation period, and will only become effective provided Fink has not exercised his right of revocation.

IN WITNESS whereof, the Parties have executed this Settlement Agreement as of the date first set forth above.

/s/ JEFFREY FINK
JEFFREY FINK

IMAGE ENTERTAINMENT, INC.
By:	/s/ DAVID BORSHELL
Its Authorized Representative

APPROVED AS TO FORM:

RING & GREEN
By:	/s/ ROBERT A. RING
Robert A. Ring
Attorneys for Petitioner Jeffrey Fink

EPSTEIN BECKER & GREEN PC
By:	/s/ JAMES A. GOODMAN
James A. Goodman
Attorneys for Respondent Image Entertainment, Inc.